Prospectus supplement	Filed pursuant to Rule 424(b)(2)
(To the prospectus dated September 18, 2009 and prospectus supplements dated February 28, 2011 and August 5, 2011)	Registration No. 333-157771

Common stock

On February 29, 2012, we and First Industrial, L.P., a Delaware limited partnership and our operating partnership, notified each of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Morgan Keegan & Company, Inc., Piper Jaffray & Co., Lazard Capital Markets LLC and Macquarie Capital (USA) Inc., the sales agents for our at-the-market offering of shares of our common stock, that we had terminated the distribution agreements dated February 28, 2011 with each of these sales agents with respect to the offering, effective immediately. We sold a total of 115,856 shares of our common stock in the offering in open market transactions on the NYSE between March 1, 2011 and February 29, 2012. The weighted average sale price for these transactions was $12.25 per share, before commissions. We received net proceeds of approximately $1,391,000 from these sales, after payment of sales-agent compensation and other fees of approximately $28,000.

Our common stock is listed on the NYSE under the symbol “FR.” The last reported sale price of our common stock as reported on the NYSE on February 28, 2012 was $11.93 per share.

Investing in our common stock involves risks that are described in the “Risk factors” section beginning on page S-3 of the prospectus supplement dated February 28, 2011, and beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 18, 2009 and the prospectus supplements dated February 28, 2011 and August 5, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2012